I s

September 15, 2016

Gayla J. Delly

____________

____________

Re:       Separation Agreement

Dear Gayla:

This letter sets forth the terms of a Separation Agreement (this “Agreement”) between you and Benchmark Electronics, Inc. (“Benchmark”).  Any matters referred to in the amended and restated employment agreement by and between you and Benchmark, dated as of January 1, 2012 (the “Employment Agreement”), that are not expressly addressed in this Agreement shall continue to be governed by the terms of the Employment Agreement, which remains in full force and effect except as expressly modified hereby.  Any capitalized terms that are not otherwise defined herein shall have the meanings assigned thereto in the Employment Agreement.

1.                  Separation.   By mutual agreement, your employment with Benchmark and its subsidiaries and affiliates is hereby terminated and you hereby resign as a member of the board of directors of Benchmark, in each case, effective as of September 16, 2016 (the “Termination Date”).  Effective as of the Termination Date, you shall cease to have any positions, titles, authorities or responsibilities (whether as a director, officer or otherwise) with Benchmark or any of its subsidiaries or affiliates.  You hereby agree to execute on or following the date hereof any and all supplemental documentation provided to you by Benchmark in furtherance of the foregoing.  Your termination of employment, effective as of the Termination Date, shall be deemed a termination of employment without Cause for all purposes of the Employment Agreement.  Except for the compensation and benefits described in Sections 2 and 3 below, you shall cease to actively participate in any plans, programs, policies or arrangements of Benchmark or any of its subsidiaries or affiliates.  None of the payments or benefits described in Section 3 shall be contributed to any employee benefit plan, nor will any contribution (matching or otherwise) be made by Benchmark or any of its subsidiaries or affiliates to any employee benefit plan on account of any of the payments or benefits described in Section 3.

2.                  Accrued Obligations.  Following the Termination Date, Benchmark shall pay you an amount in cash equal to (a) your earned, due and unpaid wages and salary and earned but unused vacation time through the Termination Date, payable within 10 days following the Termination Date, and (b) all reimbursable business expenses, payable in accordance with Benchmark’s expense reimbursement policy.

3.                  Severance Pay.  Subject to Section 5 and your compliance with your obligations under Sections 8 (Confidential Information), 9 (Non-Competition, Non-Solicitation, Non-Disparagement) and 10 (Confidentiality Agreement) of the Employment Agreement, as

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provided in Section 6 below, Benchmark shall pay or provide to you the following amounts and benefits, in lieu of any other severance or separation payments or benefits under the Employment Agreement:

(a)                $3,805,500, representing two times the sum of your annual base salary and target annual bonus as of the date hereof, payable in a lump-sum on the 60th day following the Termination Date;

(b)               $722,184.25, representing your target annual bonus as of the date hereof multiplied by a fraction, the numerator of which is the number of days elapsed in calendar year 2016 prior to and including the Termination Date and the denominator of which is 365, payable on the 60th day following the Termination Date; and

(c)                the portion of the premium costs for your (or your dependents’) group health insurance coverage, as in effect as of immediately prior to the Termination Date, for a period of 18 consecutive months immediately following the Termination Date, so long as you are eligible for and properly elect to continue such coverage; provided  that such coverage shall cease if and to the extent you become eligible for similar benefits by reason of new employment or you otherwise are no longer eligible for continuation coverage pursuant to applicable law and plans.

4.                  Equity-Based Incentive Compensation.  For the avoidance of doubt, any unvested long-term awards granted to you under Benchmark’s omnibus incentive compensation plan that are outstanding as of the date hereof shall be forfeited and canceled for no consideration as of the date hereof.

5.                  Release of Claims; Cooperation.  In consideration of the foregoing, you agree that you shall:

(a)                Execute and deliver to Benchmark a release of claims in the form attached hereto as Exhibit A (the “Release”), which Release shall be executed no earlier than the Termination Date and no later than the 45th day after the Termination Date.  In the event you do not execute and deliver to Benchmark the Release within such time period, you sign and then revoke the Release as described therein or any proceeding, action, claim or demand is brought in breach of the Release after its execution by you, then you shall be deemed to have voluntarily terminated your employment for purposes of the Employment Agreement, you shall not be entitled to any of the amounts and benefits provided in Section 3 and you shall be required to reimburse Benchmark, in cash within five business days after written demand is made by Benchmark therefore, for an amount equal to the value of any payments and benefits received by you pursuant to Section 3; and

(b)               Cooperate reasonably with Benchmark and its subsidiaries and affiliates in connection with any ongoing or future dispute, lawsuit, arbitration or any internal or external investigation of any type involving Benchmark or its subsidiaries or affiliates and about which Benchmark reasonably believes you may possess relevant information.  Benchmark will reimburse your reasonable expenses in connection with participating in such matters at Benchmark’s request.

6.                  Continuing Obligations.  You shall promptly return to Benchmark within two business days following the date hereof any Benchmark property and any information you have about the practices, procedures, technology, customer information, or product marketing of Benchmark and its subsidiaries and affiliates.   Notwithstanding anything to the contrary in this

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Agreement or the Employment Agreement, Sections 8 (Confidential Information), 9 (Non-Competition, Non-Solicitation, Non-Disparagement), 10 (Confidentiality Agreement) and 11 (Arbitration) of the Employment Agreement shall continue to apply to you, and the last sentence of Section 9 shall continue to apply to Benchmark, following the date hereof in accordance with their terms; provided  that any dispute arising under or in any way related to this Agreement and any legal action to enforce rights under, or to recover damages for breach of, this Agreement shall be treated as a dispute or claim with respect to the Employment Agreement for purposes of Section 11 of the Employment Agreement.  Notwithstanding anything to the contrary in this Agreement, the Employment Agreement or the Confidentiality Agreement (as defined in the Employment Agreement), this Agreement is not intended to, and shall not be interpreted in any manner that limits or restricts you from, exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities and Exchange Act of 1934) or receiving an award for information provided to any government agency under any legally protected whistleblower rights.

7.                  General.

(a)                Notices.   All notices and other communications hereunder will be in writing, and will be deemed to have been duly given if delivered personally, or three business days after being mailed by certified mail, return receipt requested, or upon receipt if sent by written telecommunications, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this section:

If to Benchmark, to:

Benchmark Electronics, Inc.

3000 Technology Drive

Angleton, Texas 77515

Attn: Corporate Secretary

If to you, to:

Gayla J. Delly

____________

____________

(b)               Withholding.   All payments required to be made by Benchmark under this Agreement will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.

(c)                Equitable Remedies.  Each of the parties hereto acknowledges and agrees that upon any breach by you of your obligations as described in Section 6, Benchmark will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.  You shall not, and you hereby waive and release any rights or claims to, contest or challenge the reasonableness, validity or enforceability of the obligations described in Section 6.

(d)               Clawback.   You acknowledge that the amounts paid to you by Benchmark, including amounts payable pursuant to this Agreement, may be subject to recoupment or

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clawback pursuant to the applicable policy adopted by Benchmark prior to the date hereof or applicable law, and you agree to repay such amounts to the extent required thereunder.

(e)                Severability.   If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

(f)                Waivers.   No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise of any other right, power or privilege.

(g)               Counterparts.   This Agreement may be executed in multiple counterparts (including by facsimile or by PDF), each of which will be deemed an original, and all of which together will constitute one and the same instrument.

(h)               Captions.   The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

(i)                 References to Agreement.  Use of the words “herein”, “hereof”, and “hereto” and the like in this Agreement refer to this Agreement only as a whole and not to any particular Section, subsection or provision of this Agreement, unless otherwise noted. Any reference to a “Section” or “subsection” shall refer to a Section or subsection of this Agreement, unless otherwise noted.

(j)                 Successors and Binding Agreement.  Benchmark shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of Benchmark to expressly assume and agree to perform this Agreement in the same manner and to the same extent Benchmark would be required to perform if no such succession had taken place.  This Agreement shall be binding upon and inure to the benefit of Benchmark and any successor to Benchmark, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of Benchmark whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed “Benchmark” for the purposes of this Agreement).

(k)               Entire Agreement; Amendment and Waivers.  This Agreement, the Employment Agreement and the Confidentiality Agreement (as defined in the Employment Agreement) contain the entire understanding of you and Benchmark relating to the subject matter hereof.  This Agreement may not be amended or modified except by a written instrument hereafter signed by each of the parties hereto, and may not be waived except by a written instrument hereafter signed by the party granting such waiver.

(l)                 Governing Law.  This Agreement and the performance hereof shall be governed and construed in all respects, including but not limited to as to validity, interpretation

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and effect, by the laws of the State of Texas, without regard to the principles or rules of conflict thereof.

[Remainder of page intentionally left blank]

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If the foregoing accurately reflects our agreement, please sign and return to us the enclosed duplicate copy of this letter

Benchmark Electronics, Inc.

/s/ SCOTT R. PETERSON

Scott R. Peterson

Vice President & General Counsel

Date:  September 15, 2016

Accepted and Agreed to:

/s/ GAYLA J. DELLY

Gayla J. Delly

Date:  September 15, 2016

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Release

THIS RELEASE (this “Release”) is executed by Gayla J. Delly (the “Executive”) and delivered by her to Benchmark Electronics, Inc. (“Benchmark”).

WHEREAS, the Executive and Benchmark entered into the amended and restated employment agreement dated January 1, 2012 (the “Employment Agreement”) and the separation agreement dated September 16, 2016 (the “Separation Agreement”); and

WHEREAS, the Executive’s employment has been terminated by Benchmark without Cause (as such term is defined in the Employment Agreement) and as such the Executive is due certain payments and benefits as described in the Separation Agreement subject to the Executive’s execution of this Release.

NOW, THEREFORE, in consideration of the payments and benefits set forth in the Separation Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive agrees as follows:

1.                  Release and Waiver.  The Executive, on behalf of herself and her agents, heirs, executors, administrators, successors and assigns, hereby RELEASES AND FOREVER DISCHARGES Benchmark, including without limitation Benchmark’s parents, subsidiaries, affiliates, and other related companies, as well as any and all of their officers, directors, agents, employees, partners, shareholders, attorneys, insurers, predecessors, successors, and assigns (collectively the “Released Parties”) from any and all claims, damages, complaints, grievances, causes of action, suits, liabilities, demands and expenses (including attorneys’ fees) of any nature whatsoever, both at law and in equity (except those expressly reserved herein), whether known or unknown, now existing or which may result from the existing state of things, which Executive now has or ever had against the Released Parties from the beginning of time to the Effective Date (as defined below).  In particular, without limitation of the foregoing, the Released Parties are specifically released from and held harmless from any and all claims arising out of or related to your employment relationship with Benchmark, including, without limitation, your separation from employment.  It is the Executive’s intention that this Release constitute a full and final general release of all such claims and that this release be as broad as possible.  This Release does not release or waive any rights or claims that may arise after the Effective Date.

2.                  Scope of Release.  Without limiting the foregoing in any way, the Executive’s release and waiver includes, but is not limited to, any rights or claims the Executive may have under: the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) (“ADEA”); Title VII of the Civil Rights Acts of 1964; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Fair Labor Standards Act; the Equal Pay Act; the Rehabilitation Act of 1973 and the Americans with Disabilities Act; ERISA; WARN; the Older Workers Benefit Protection Act (“OWBPA”); the National Labor Relations Act; claims under the California Labor, Civil, and Government Codes, including the California Fair Employment and Housing, the Genetic Information Nondiscrimination Act (GINA); the Unfair Business Practices Act; and any other federal, state or local laws or regulations concerning employment or prohibiting employment discrimination, harassment or retaliation.  This release and waiver also includes any claims against Benchmark and/or the Released Parties based on contract or tort, claims for defamation,

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libel, invasion of privacy, intentional or negligent infliction of emotional distress, wrongful termination, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, and fraud.  The Executive agrees that she shall never file a lawsuit or other complaint challenging the validity or enforceability of this Release.  The Executive waives and releases any claim that she has or may have to reemployment after the Termination Date (as defined in the Separation Agreement).

3.                  Rights Not Relinquished.  The Executive does not by this Release relinquish (a) any right to any vested benefits under any benefit plans or arrangements maintained by Benchmark or its subsidiaries or affiliates, (b) any right to indemnification under any applicable directors and officers liability insurance policy, indemnity agreement, applicable state and federal law and Benchmark’s articles of incorporation and bylaws, (c) any rights under  (including to enforce) the Separation Agreement and (d) any rights in the Executive’s capacity as a securityholder of Benchmark.

4.                  Risk of Mistake of Fact.  The Executive understands that any of the facts or circumstances that the Executive may currently rely on may later be found, suspected or claimed to be different from the facts and circumstances as the Executive now believe them to be (each, a “Mistake of Fact”).  The Executive assumes the risk of any Mistake of Fact and agrees that this Release shall remain effective despite any such Mistake of Fact.  Specifically, it is a condition of this Release, and it is your intention by signing this Release, that the release of claims by you contained in this Release shall be effective as a bar to each and every claim, whether now known or unknown.

5.                  No Lawsuits, Complaints, or Claims.  The Executive waives her right to file any charge or complaint against Benchmark and/or any of the Released Parties arising out of her employment or separation from employment or any facts occurring prior to the Executive signing this Release before any federal, state or local court or any federal, state or local administrative agency, except where such waivers are prohibited by law.  By signing this Release the Executive represents that she has not filed any such claims, causes of action or complaints. Notwithstanding the foregoing, the Executive does not waive or release any claim which cannot be validly waived or released by private agreement.  Specifically, nothing in this Release shall prevent the Executive from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the SEC, EEOC, DFEH or any other federal, state or local agency charged with the enforcement of any employment laws.  However, the Executive understands that by signing this Release, the Executive waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, the DFEH or any other state or local deferral agency on Employee’s behalf to the fullest extent permitted by law, but expressly excluding any award or other relief available from the SEC.  This Release is not intended to, and shall not be interpreted in any manner that limits or restricts the Executive from, exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities and Exchange Act of 1934) or receiving an award for information provided to any government agency under any legally protected whistleblower rights.  The Executive acknowledges that she has no pending workers’ compensation claims and that this Release is not related in any way to any claim for workers’ compensation benefits, and that she has no basis for such a claim.

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6.                  Adequate Notice.  The Executive acknowledges that she was given an adequate opportunity to review and consider this Release.

7.                  Consult an Attorney.  The Executive acknowledges that Benchmark has advised the Executive to consult an attorney, at the Executive’s expense, concerning the Executive’s rights and the terms of this Release, and that the Executive had sufficient time to do so and did so or voluntarily chose not to do so.  The Executive’s waivers are knowing, conscious and with full appreciation that at no time in the future may the Executive pursue any of the rights that the Executive waived in this Release.

8.                  Right to Revoke.  During the seven-day period following the date the Executive executes this Release (such period, the “Revocation Period”), the Executive may revoke this Release completely by delivering a letter, personally or by USPS Certified Mail, to Benchmark’s Corporate Secretary, containing the Executive’s revocation of this Release.  This Release shall become effective on the day following the conclusion of the Revocation Period (such day, the “Effective Date”).  This Release shall have no legal effect if revoked as provided herein.

IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Gayla J. Delly

Date:

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